EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 2, 2018 (except for Note 1 as to which the date is May 21, 2018), with respect to the consolidated financial statements included in the Annual Report of FC Global Realty Incorporated (Formerly: PhotoMedex Inc.), on Form 10-K/A for the year ended December 31, 2017. We hereby consent to the incorporation by reference of said reports in the Registration Statements of FC Global Realty Incorporated on Form S-3 (File No. 333-201404) and on Form S-8 (File Nos. 333-114181, 333-132656, 333-132655, 333-204639, 333-146558, 333-159224, 333-170940, 333-124034, 333-30298 and 333-178423).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel

May 21, 2018

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.